Exhibit 10.18

NOVANTA INC.

Non-Employee Director Compensation Policy

As amended and restated effective as of February 25, 2023

Non-employee members of the board of directors (the “Board”) of Novanta Inc. (the “Company”) shall be eligible to receive cash and equity compensation as set forth in this Non-Employee Director Compensation Policy (this “Policy”). The cash and equity compensation described in this Policy shall be paid or be made, as applicable, automatically and without further action of the Board, to each member of the Board who is not an employee of the Company or any parent or subsidiary of the Company (each, a “Non-Employee Director”), unless such Non-Employee Director declines the receipt of such cash or equity compensation by written notice to the Company. This Policy was amended and restated on February 25, 2023 and shall remain in effect until it is revised or rescinded by further action of the Board. This Policy may be amended, modified or terminated by the Board at any time in its sole discretion. The terms and conditions of this Policy shall supersede any prior cash and/or equity compensation arrangements for service as a member of the Board between the Company and any of its Non-Employee Directors and between any subsidiary of the Company and any of its non-employee directors.

1.
Annual Retainers
(a)
Annual Retainers. Each Non-Employee Director shall receive an annual cash retainer of $67,500 for service on the Board. The annual retainers described in this Section 1(a) shall be earned on a quarterly basis based on a calendar quarter and shall be paid by the Company in advance on the first business day of each calendar quarter. In the event a Non-Employee Director does not serve as a Non-Employee Director, or in the applicable positions described in Section 1(b), for an entire calendar quarter, such Non-Employee Director shall receive a prorated portion of the retainer otherwise payable to such Non-Employee Director for such calendar quarter pursuant to Section 1(a) and a prorated portion of the Cash Retainer (as defined below) otherwise payable to such Non-Employee Director for such calendar quarter pursuant to Section 1(b), with such prorated portion determined by multiplying such otherwise payable retainer(s) by a fraction, the numerator of which is the number of days remaining in the applicable calendar quarter determined as of the date the Non-Employee Director commences services as a Non-Employee Director or in the applicable positions described in Section 1(b), as the case may be, and the denominator of which is the total number of days in the applicable calendar quarter.

(b)
Additional Annual Retainers. In addition, a Non-Employee Director shall be eligible to receive the following annual retainers, as applicable:

(i)
Board Chair. A Non-Employee Director serving as Chairperson of the Board shall receive an additional annual retainer of $125,000 for such service.

(ii)
Audit Committee Chair. A Non-Employee Director serving as Chairperson of the Audit Committee shall receive an additional annual retainer of $25,000 for such service.
(iii)
Compensation Committee Chair. A Non-Employee Director serving as Chairperson of the Compensation Committee (unless also serving as the Chairperson of the Board) shall receive an additional annual retainer of $20,000 for such service.
(iv)
Environmental, Social and Governance Committee Chair. A Non-Employee Director serving as Chairperson of the Environmental, Social and Governance (“ESG”) Committee (unless also serving as the Chairperson of the Board) shall receive an additional annual retainer of $15,000 for such service.
(v)
Committee Member Compensation. A Non-Employee Director serving as a member of a Board Committee shall receive the following applicable additional annual retainer: $10,000 annual retainer for Audit Committee service; $10,000 annual retainer for Compensation Committee service; and $5,000 annual retainer for ESG Committee service.
(vi)
Lead Director. A Non-Employee Director serving as Lead Director of the Board shall receive an additional annual retainer of $25,000 for such service.
(vii)
Payment of Additional Annual Chairperson Retainers. The additional annual retainers described in Section 1(b)(i)-(vi) shall be paid 100% in cash (the “Cash Retainers”). The Cash Retainers shall be earned on a quarterly basis based on a calendar quarter and shall be paid by the Company in advance on the first business day of each calendar quarter.

2.
Annual Equity Compensation Awards

In addition to the annual fees and retainers described in Section 1, each Non-Employee Director shall be granted equity awards as described in this Section 2. The awards described in this Section 2 shall be granted under and shall be subject to the terms and provisions of the Company’s 2010 Incentive Award Plan or any other applicable Company equity incentive plan then-maintained by the Company (such plan, as may be amended from time to time, the “Equity Plan”) and shall be granted subject to the execution and delivery of award agreements, including attached exhibits, in substantially the forms previously approved by the Board. All applicable terms of the Equity Plan apply to this Policy as if fully set forth herein, and all equity grants hereunder are subject in all respects to the terms of the Equity Plan.

(a)
Annual Awards. Each Non-Employee Director who serves on the Board as of the first business day of any given calendar year shall be automatically granted, on such date, an equity award that has an aggregate fair value on such date of $175,000 (as determined in accordance with ASC 718), with 100% of the award granted in the form of restricted stock units (with the number of shares of common stock underlying such award subject to adjustment as provided in the Equity Plan), rounded down to the nearest whole share. The awards described in this Section 2(a) shall be referred to as the “Annual Awards.”

(b)
Initial Awards. Except as otherwise determined by the Board, each Non-Employee Director who is initially elected or appointed to the Board on any date other than the first business day of an applicable calendar year shall be automatically granted, on the date of such Non-Employee Director’s initial election or appointment (such Non-Employee Director’s “Start Date”), an equity award that has an aggregate fair value on such Non-Employee Director’s Start Date equal to the product of (i) $175,000

(as determined in accordance with ASC 718) and (ii) a fraction, the numerator of which is 365 minus the number of days in the calendar year preceding such Non-Employee Director’s Start Date and the denominator of which is 365, with 100% of the award granted in the form of restricted stock units (with the number of shares of common stock underlying such award subject to adjustment as provided in the Equity Plan), rounded down to the nearest whole share. The awards described in this Section 2(b) shall be referred to as “Initial Awards.” For the avoidance of doubt, no Non-Employee Director shall be granted more than one Initial Award.

(c)
Termination of Employment of Employee Directors. Members of the Board who are employees of the Company or any parent or subsidiary of the Company who subsequently terminate their employment with the Company and any parent or subsidiary of the Company and remain on the Board will not receive an Initial Award pursuant to Section 2(b) above, but to the extent that they are otherwise eligible, will be eligible to receive, after termination from employment with the Company and any parent or subsidiary of the Company, Annual Awards as described in Section 2(a) above.

3.
Vesting of Equity Compensation Awards

Each Annual Award and Initial Award granted in the form of restricted stock units shall be vested (and non-forfeitable) immediately upon the date of grant and shall be settled in common stock on the first anniversary of the date of grant (or if such date is not a business day, the next business day immediately following the first anniversary of the date of grant).

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